This amendment is submitted solely for the purpose of amending the filing year referenced on page 1 and page 7 to reflect the correct year.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                         (Amendment No. Ten)*


                            ES&L BANCORP,INC.
   --------------------------------------------------------------
                             (Name of Issuer)


                              Common Stock
   -------------------------------------------------------------
                      (Title of Class of Securities)

                                 269079109
                       -----------------------------
                              (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         _X_  Rule 13d-1(b)

         ___  Rule 13d-1(c)

         ___  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269079109                                 Page 2 of 7 Pages

------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Valicenti Advisory Services, Inc.
          16-19249
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)

                                             (a)  / /
                                             (b)  / /
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                              0

                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                         0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                              0

                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                         52,964

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      52,964

------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.37%

------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      IA

------------------------------------------------------------------

CUSIP No. 269079109                             Page 3 of 7 Pages

------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Vincent R. Valicenti

      ###-##-####
------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)

                                             (a)  / /
                                             (b)  / /
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                             4,500

                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                         0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                             4,500

                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                             52,964

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      57,464

------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.92%

------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      IN

------------------------------------------------------------------

     CUSIP No. 269079109                             Page 4 of 7 Pages

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Schedule 13G
         (Under the Securities and Exchange Act of 1934)

     Item 1.

       (a)  Name of Issuer:

            ES&L Bancorp, Inc.

       (b)  Address of Issuer's Principal Executive Offices:

            300 West Water Street
            Elmira, New York  14901

     Item 2.

       (a)  Name of Person Filing:

            Valicenti Advisory Services, Inc. and Vincent R.
            Valicenti

       (b) Address of Principal Business Office or, if none, Residence:

            400 East Water Street
            Elmira, New York  14901-3411

       (c)  Citizenship:

            See Item 4 of respective cover pages.

       (d)  Title or Class of Securities:

            Common Stock

       (e)  CUSIP Number:

            269079109

CUSIP No. 269079109                             Page 5 of 7 Pages

 Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker of Dealer registered under Section 15 of the Exchange Act.
     (b)  / /  Bank as defined in section 3(a)(6) of the Exchange Act.
     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Exchange
               Act.
     (d)  / /  Investment Company registered under section 8 of the
               Investment Company Act.
 (1) (e)  /x/  An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) / / An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F).
 (2) (g) /x/ Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

(1)  As to Valicenti Advisory Services, Inc.
(2)  As to Vincent R. Valicenti


     Item 4. Ownership

       (a) Amount Beneficially Owned:    57,464 Shares

       (b) Percent of Class:               6.37%

       (c) Number of Shares as to which such person has:

          (i) sole power to vote or direct the vote:   4,500
         (ii) shared power to vote or direct the vote:     0
        (iii) sole power to dispose or direct the
              disposition of:                          4,500
         (iv) shared power to dispose or direct the
              disposition of:                         52,964

     Item 5. Ownership of Five Percent or Less of a Class:
             Not Applicable

     CUSIP No. 269079109                             Page 6 of 7 Pages

     Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     Other than the 4,500 shares owned individually by Vincent R. Valicenti (representing .54 of 1% of the outstanding shares of ES&L Bancorp, Inc.), all of the shares of ES&L Bancorp, Inc. beneficially owned by the reporting persons are owned by investment advisory clients of Valicenti Advisory Services, Inc., none of whom own more than 5% of the outstanding shares of ES&L Bancorp, Inc.

     Item 7. Identification and Classification of the
     Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable

     Item 8. Identification and Classification of Members of the Group:

     Not Applicable

     Item 9.  Notice of Dissolution of Group:

     Not Applicable

     Item 10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     November 15, 2000          Valicenti Advisory Services, Inc.

                             /s/Vincent R. Valicenti
                              -------------------------------
                              Vincent R. Valicenti, President

     November 15, 2000       /s/Vincent R. Valicenti
                              -------------------------------
                              Vincent R. Valicenti